Exhibit 10.3

February 27th, 2019

RE: Bonus Restructure and Equity Increase

Christopher Tedford

Dear Mr. Tedford,

Congratulations! We are very pleased to offer you an updated Bonus Structure and Equity Increase effective March 1st, 2019 to recognize your efforts in your role as a Chief Financial Officer.

Following six (6) months from your Commencement Date with KushCo Holdings, you will be eligible to receive $50,000.00 in guaranteed bonus compensation based on KPIs outlined.

Additionally, you will be eligible to earn up to 50% of your base salary and any other discretionary incentives as approved by the Board and the KushCo Holdings' Leadership Team based on the standard fiscal year bonus cycle. Following fiscal year 2019, all bonuses will be paid in accordance with the standard annual schedule.

Subject to the approval of the Company's Board of Directors and any other necessary approvals, you will be granted options to purchase 100,000 shares of the Company's common stock at a per share price equal to the closing price of the common stock on the date of grant, as determined by the Company's Board of Directors (the "Grant Date").

The options granted to .you shall vest or accrue, as applicable, over a three-year period as follows: (i) 33% shall be deemed vested or accrued, as applicable, on the date which is twelve (12) months following the Grant Date and none before such date; and (ii) the balance of the Option Shares will be vested in a series of twenty-four (24) successive equal monthly installments. Should your employment terminate before the date which is twelve (12) months following the Grant Date, the options granted to you shall not be deemed vested, accrued, or exercisable. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Notwithstanding anything to the contrary, all terms and conditions of any stock options granted to you shall be governed by the terms and conditions of the applicable option agreement (as may be amended from time to time), which you will be required to sign.

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We look forward to your continued contribution to the team. Congratulations!

Yours sincerely,

/s/ Nicholas Kovacevich	/s/ Chris Tedford

Nicholas Kovacevich	Chris Tedford
Chief Executive Officer	CFO